Exhibit 10.1

FIRST AMENDMENT OF LEASE

This First Amendment dated June 05, 2008 (“First Amendment”) supplements and amends the Lease Agreement between iAnywhere Solutions, Inc. successor-in-interest to Extended Systems of Idaho, Inc. (“Landlord”), and Lionbridge Technologies, Inc. (“Tenant”) dated April 25, 2003 (“Lease”) for 13,797 rentable square feet on the first floor of the building located at 5777 North Meeker Avenue, Boise, Idaho (“Building”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Lease.

Landlord and Tenant agree to the following items:

1) Add the following to Section 1(B) of the Lease:

The term of the Lease is extended to September 19, 2013.

2) Add the following to Section 1(C) of the Lease:

As of November 1, 2008 (month 67) the rent payable by Tenant to Landlord shall be as follows:

Month	Base Rent per rentable square foot	Monthly Rent
67-78	$15.50	$17,821.13
79-90	$15.97	$18,355.76
91-102	$16.44	$18,906.43
103-114	$16.94	$19,473.62
115-125	$17.45	$20,057.83

3) Add the following sentence at the end of the first paragraph in Section 4, Additional Rent – Operating Costs, of the Lease:

As of November 1, 2008, the Base Year shall be 2008. The parties agree that the 13,797 square feet represents 14% of the total rentable square footage of the Building.

4) Add the following new clause 31, Right of First Offer to the Lease.

Right of First Offer. “Offer Space” means any space adjacent to the Premises that comes available for lease during the term of the Lease. If at any time after the date of this First Amendment Landlord shall become aware of the availability or impending availability for lease of the Offer Space, Landlord shall notify Tenant thereof (“Landlord’s Offer Space Notice”). The notice given by Landlord to Tenant with respect to the availability of such Offer Space shall describe the Offer Space and the date as of which such Offer Space shall be available for lease. Tenant shall have twenty (20) business days from the date of such notice to enter into an amendment to this Lease with Landlord so as to lease the Offer Space from Landlord for the remainder of the term of the Lease on the same terms and conditions as are applicable pursuant to the terms and conditions of this Lease to the leasing of the Premises by Tenant from Landlord. If Tenant does not enter into such an amendment with Landlord within such period of twenty (20) business days, then and in such event, Landlord shall have the right to enter into a lease with any third party for the Offer Space or any such portion thereof on any terms and conditions as upon which Landlord and such third party shall agree (including, without limitation, any terms and conditions that are similar or dissimilar to the terms and conditions described in this Section.

Notwithstanding the foregoing, Tenant’s rights under this Section shall: (i) not be exercisable by Tenant in the event any default by Tenant exists with respect to any of Tenant’s obligations under this Lease as of the date of Landlord’s Offer Space Notice or the date of execution of the amendment to this Lease; (ii) terminate automatically upon the failure of Tenant to enter into an amendment to this Lease with Landlord on the terms and conditions set forth in the preceding provision of this Section within twenty (20) business days after the date of the notice given by Landlord to Tenant with respect to the availability of the Offer Space; and (iii) be subject and subordinate, in all respects and at all times, to any and all Preferential Rights (herein defined) applicable to the Offer Space or any portion thereof, or to any other space in the Building of which the Offer Space or any portion thereof shall be a part, extended by Landlord (or any predecessor in interest of Landlord) prior to the date of this First Amendment, for the benefit of any existing tenant or occupant of the Property. For purposes hereof, “Preferential Rights” means all rights of renewal, rights of first refusal, rights of first offer, rights to expansion space or any other rights or agreements similar or dissimilar to the foregoing concerning the future or the potential leasing of the Offer Space or any portion thereof or any other space in the Building of which the Offer Space or any portion thereof shall be a part.

5. Tenant warrants and represents that it has dealt with no real estate broker in conjunction with this First Amendment other than Thornton Oliver Keller Commercial Real Estate. Tenant warrants and represents that it has dealt with no real estate broker in conjunction with this First Amendment. Landlord shall pay and be responsible for the commissions totaling three percent (3%) of the total rent due to be divided equally between Jones Lang Lasalle and Thornton Oliver Keller Commercial Real Estate on this Lease Agreement. Tenant warrants and represents to the other that no other brokers are entitled to any commission on account of this First Amendment, and agrees to hold Landlord harmless from and against any and all costs (including reasonable attorneys’ fees), expenses or liability for any compensation, commission and charges claimed by any broker other than those identified in this paragraph, through Tenant with respect to this First Amendment.

This First Amendment represents the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior communications concerning the subject matter and may not be amended except in writing signage by both parties’ authorized representatives.

Except as set forth herein, all terms and conditions of the Lease shall remain in full force and effect.

Intending to be bound hereby the parties have by their duly authorized representatives, executed this Sublease on the dates set forth below.

Tenant:		Landlord:

Lionbridge Technologies, Inc.		iAnywhere Solution, Inc.

By:	Donald Muir	By:	Don Lawson
Title:	CFO	Title	Director Americas Real Estate
Date:	7/18/08	Date	7/17/08